EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Current Report”), to which this unaudited pro forma condensed combined financial information is attached.

The following unaudited pro forma condensed combined financial information are derived from the historical consolidated financial statements of Kodiak Gas Services, Inc. (“Kodiak” or the “Company”) and Distributed Power Solutions, LLC (“DPS”), each as of and for the year ended December 31, 2025, respectively.

The following unaudited pro forma financial information gives effect to the Acquisition, which the Company expects to close in April 2026, and includes the impacts of (a) the Acquisition, including the extinguishment of [a portion of] DPS’s outstanding debt, and (b) borrowings under the Company’s revolving credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended or restated to date, the “ABL Credit Agreement” or “ABL Facility”) in connection with the Acquisition to fund the cash purchase price of the Acquisition (the “Financing”). For purposes of clarification, the unaudited pro forma financial information included herein does not include any pro forma effects for the Notes Offering as described elsewhere in the Current Report, and the Acquisition and the Notes Offering are not contingent on the occurrence of either transaction.

The unaudited pro forma combined financial information related to the Acquisition has been prepared by Kodiak using the acquisition method of accounting in accordance with GAAP. Kodiak has been treated as the acquirer for accounting purposes, and thus accounts for the Acquisition as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The valuations of the assets acquired, and liabilities assumed, and therefore the purchase price allocations, are preliminary and have not yet been finalized as of the date of this filing. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information, and the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations have been derived from and should be read in conjunction with the following financial statements, which are included as an Exhibit to this Current Report or are included in Kodiak’s Form 10-K for the fiscal year ended December 31, 2025:

•

the historical audited consolidated financial statements and the accompanying notes of Kodiak included in the Annual Report on Form 10-K of Kodiak Gas Services, Inc. for the year ended December 31, 2025 filed with the SEC on February 26, 2026; and

•	The historical audited consolidated financial statements of DPS as of and for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are based on available information and upon assumptions that Kodiak management believes are reasonable under the circumstances to reflect, on a pro forma basis, the effect of the Acquisition and the other transactions noted above. The adjustments are described in the notes to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information is included for informational purposes only. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of Kodiak’s results of operations or financial condition had the Acquisition and the other transactions contemplated by the Purchase Agreement on the dates assumed. The unaudited pro forma condensed combined financial information also does not project Kodiak’s results of operations or financial position for any future period or date, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statements of operations does not include projected synergies expected to be achieved as a result of the Acquisition and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statement of operations also exclude the effects of costs of integration activities and asset dispositions that may result from the Acquisition. The unaudited pro forma condensed combined statement of operations and balance sheet should be read in conjunction with the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of the Annual Report on Form 10-K of Kodiak Gas Services, Inc. for the year ended December 31, 2025.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2025

(in thousands)	Kodiak Gas Services, Inc.	Distributed Power Solutions, LLC, As Adjusted	Transaction Accounting Adjustments		Financing Adjustments		Kodiak Gas Services, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$3,179	$5,368	$(553,008)	A	$561,000	C	$9,535
			(7,004)	B
Accounts receivable, net	197,600	13,624	—		—		211,224
Inventories, net	101,530	1,738	—		—		103,268
Contract assets	5,190	5,882	—		—		11,072
Prepaid expenses and other current assets	15,637	2,919	—		—		18,556

Total current assets	323,136	29,531	(560,012)		561,000		353,655
Property, plant and equipment, net	3,377,555	238,731	111,353	A	—		3,727,639
Operating lease right-of-use assets, net	42,218	—	—		—		42,218
Finance lease right-of-use assets, net	6,500	—	—		—		6,500
Goodwill	408,681	—	314,124	A	—		722,805
Identifiable intangible assets, net	154,474	—	30,000	A	—		184,474
Fair value of derivative instruments	4,664	—	—		—		4,664
Other assets	789	1,266	—		—		2,055

Total assets	$4,318,017	$269,528	$(104,535)		$561,000		$5,044,010

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,974	$4,952	$—		$—		$77,926
Accrued liabilities	218,463	4,207	—		—		222,670
Contract liabilities	94,505	17,887	—		—		112,392
Current maturities of sale-leaseback financing liability	—	1,750	—		—		1,750

Total current liabilities	385,942	28,796	—		—		414,738
Long-term debt, net of unamortized debt issuance cost	2,555,250	111,150	(111,150)	A	561,000	C	3,116,250

Operating lease liabilities	39,391	—	—		—	39,391
Finance lease liabilities	4,405	—	—		—	4,405
Deferred tax liabilities	122,851	—	—		—	122,851
Sales-leaseback financing liability, net	—	3,390	—		—	3,390
Other liabilities	2,782	3,274	—		—	6,056

Total liabilities	3,110,621	146,610	(111,150)		561,000	3,707,081

Commitments and contingencies
Stockholders’ equity:
Preferred stock	4	—	—		—	4
Common stock	903	—	24	A	—	927
Members’ equity	—	122,918	(122,918)	A	—	—
Additional paid-in capital	1,334,333	—	136,513	A	—	1,470,846
Treasury stock	(143,968)	—	—		—	(143,968)
Noncontrolling interest	4,910	—	—		—	4,910
Accumulated other comprehensive loss	(1,586)	—	—		—	(1,586)
Retained earnings	12,800	—	(7,004)	B	—	19,804

Total stockholders’ equity	1,207,396	122,918	6,615		—	1,336,929

Total liabilities and stockholders’ equity	$4,318,017	$269,528	$(104,535)		$561,000	$5,044,010

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

(in thousands, except per share data)	Kodiak Gas Services, Inc.	Distributed Power Solutions, LLC, As Adjusted	Reclassification Adjustments		Transaction Accounting Adjustments		Financing Adjustments		Kodiak Gas Services, Inc. Pro Forma
Revenues:
Total revenues	$1,308,100	$93,018	$—		$—		$—		$1,401,118
Operating expenses:
Cost of operations (exclusive of depreciation and amortization)	479,925	53,740	(17,378)	EE	—		—		516,287
Depreciation and amortization	276,185	490	17,378	EE	1,363	BB	—		295,416
Long-lived asset impairment	6,344	—	—		—		—		6,344
Selling, general and administrative	144,070	13,391	—		7,004	DD	—		164,465
Loss (gain) on sale of assets	61,566	—	—		—		—		61,566

Total operating expenses	968,080	67,621	—		8,367		—		1,044,078

Income from operations	340,010	25,397	—		(8,367)		—		357,040
Other income (expenses):
Interest expense	(198,370)	(9,520)	—		9,520	AA	(31,809)	AA	(230,179)
Other income (expense), net	(28,168)	(442)	—		—		—		(28,610)

Total other expenses	(226,538)	(9,962)	—		9,520		(31,809)		(258,789)

Income (loss) before income taxes	113,472	15,435	—		1,153		(31,809)		98,251
Income tax (benefit) expense	31,884	—	—		3,483	CC	(6,680)	CC	28,687

Net income (loss)	81,588	15,435	—		(2,330)		(25,129)		69,564

Less: Net income attributable to noncontrolling interests	1,067	—	—		—		—		1,067

Net income (loss) attributable to common shareholders	$80,521	$15,435	$—		$(2,330)		$(25,129)		$68,497

Pro forma earnings per share:
Basic	$0.90								$0.74 (1)
Diluted	$0.89								$0.73 (1)
Weighted average shares outstanding:
Basic	87,199								89,600
Diluted	88,523								90,924

(1)	See Note 4 – Unaudited Pro Forma Net Income Per Share to the unaudited pro forma condensed combined financial information herein.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to reflect the Acquisition. The unaudited pro forma condensed combined financial information presents the pro forma financial condition and results of operations of Kodiak based upon the historical financial information of Kodiak and DPS after giving effect to the Acquisition and the Financing and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any management adjustments for expected effects of the Acquisition and the other transactions contemplated by the Purchase Agreement, including any costs savings from potential operating efficiencies, or associated costs incurred to achieve such savings, and for synergies that are expected to result from the Acquisition; nor does it include any costs associated with integration activities resulting from the Acquisition to the extent they arise. However, such costs could affect Kodiak following the closing of the Acquisition in the period the costs are incurred.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to the Acquisition and the Financing as if they had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives effect to the Acquisition and the Financing as if they had occurred on January 1, 2025.

The Acquisition

Kodiak expects to complete the transactions contemplated by the Purchase Agreement, whereby the Buyer will purchase all of the issued and outstanding membership interests in DPS from the Sellers for consideration consisting of (i) $575.0 million of cash, subject to certain customary adjustments as set forth in the Purchase Agreement, to be paid on the Closing Date and (ii) 2,401,278 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued on the Closing Date (such shares of Common Stock, the “Stock Consideration”).

Financing of the Acquisition

Kodiak expects to fund the cash consideration for the Acquisition from borrowings under the Company’s ABL Credit Agreement. Depending on the loan type elected by the Company, interest accrues based on variable rates of the Secured Overnight Financing Rate (“SOFR”) plus an applicable rate ranging from 1.75% to 2.50% or prime rate plus an applicable rate ranging from 0.75% to 1.50% depending on the leverage ratio as of the most recently ended quarter. In connection with borrowings for the Acquisition, the Company expects to elect borrowings that, as of March 6, 2026, would have an applicable interest rate of 5.67%.

2.	Adjustments to DPS’s historical financial statements

Certain reclassification adjustments were made to DPS’s historical balance sheet and statement of income in order to conform with Kodiak’s financial statement presentation. A reconciliation of amounts derived and presented in “DPS As Adjusted” within the unaudited pro forma condensed combined balance sheet and statement of operations as of and for the year ended December 31, 2025 is as follows.

	DPS Historical	DPS Reclassification Adjustments	DPS As adjusted
(in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,368	$—	$5,368
Accounts receivable, net	13,624	—	13,624
Unbilled revenue	5,882	(5,882)	—
Inventories, net	—	1,738	1,738
Parts inventories, net	1,738	(1,738)	—
Fair value of derivative instruments	—	—	—
Contract assets	—	5,882	5,882
Prepaid expenses and other current assets	2,919	—	2,919

Total current assets	29,531	—	29,531
Property, plant and equipment, net	238,731	—	238,731
Operating lease right-of-use assets, net	—	—	—
Finance lease right-of-use assets, net	—	—	—
Goodwill	—	—	—
Identifiable intangible assets, net	—	—	—
Fair value of derivative instruments	—	—	—
Deferred tax assets	—	—	—
Other long-term assets	1,266	(1,266)	—
Other assets	—	1,266	1,266

Total assets	$269,528	$—	$269,528

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,952	$—	$4,952
Accrued expenses and other current liabilities	3,573	(3,573)	—
Accrued liabilities		4,207	4,207
Deferred revenue	17,887	(17,887)	—
Contract liabilities	—	17,887	17,887
Related party payable	634	(634)	—
Current maturities of sale-leaseback financing liability	1,750		1,750

Total current liabilities	28,796	—	28,796
Long-term debt, net of unamortized debt issuance cost	—	111,150	111,150
Long-term debt, net	111,150	(111,150)	—
Operating lease liabilities	—		—
Finance lease liabilities	—		—
Deferred tax liabilities	—		—
Sales-leaseback financing liability, net	3,390		3,390
Other long-term liabilities	3,274	(3,274)	—
Other liabilities	—	3,274	3,274

Total liabilities	146,610	—	146,610

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—	—
Members’ equity	122,918	—	122,918
Additional paid-in capital	—	—	—
Treasury stock	—	—	—
Noncontrolling interest	—	—	—
Accumulated other comprehensive income	—	—	—
Retained earnings	—	—	—

Total stockholders’ equity	122,918	—	122,918

Total liabilities and stockholders’ equity	$269,528	$—	$269,528

	DPS Historical	DPS Reclassification Adjustments	DPS As adjusted
(in thousands, except per share data)
Revenues:
Total revenues	$93,018	$—	$93,018
Operating expenses:
Total cost of revenues	53,740	(53,740)	—

Cost of operations (exclusive of depreciation and amortization)		53,740	53,740
Depreciation and amortization	490	—	490
Long-lived asset impairment	—	—	—
General and administrative expenses	10,456	(10,456)	—
Wages and related costs	2,935	(2,935)	—
Selling, general and administrative	—	13,391	13,391
Loss (gain) on sale of assets	—	—	—

Total operating expenses	67,621	—	67,621

Income from operations	25,397	—	25,397
Other income (expenses):
Interest expense	—	(9,520)	(9,520)
Interest expense, net	(9,520)	9,520	—
Other, net	(442)	442	—
Other income (expense), net	—	(442)	(442)

Total other expenses	(9,962)	—	(9,962)

Income (loss) before income taxes	15,435	—	15,435
Income tax (benefit) expense	—	—	—

Net income (loss)	$15,435	$—	$15,435

3.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments were made related to the unaudited pro forma condensed combined balance sheet as of December 31, 2025. Actual results may differ materially from the assumptions and estimates contained herein.

The pro forma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the significant effects of (i) the Acquisition and (ii) the Financing. General descriptions of the pro forma adjustments are provided below:

A. Reflects preliminary purchase price allocation adjustments to record DPS’s assets and liabilities at estimated fair value based on the consideration conveyed, as detailed below.

The following table summarizes the components of the estimated Acquisition consideration reflected in the unaudited pro forma condensed combined financial statements:

(in thousands, except per share amounts)
Cash	$575,000
Purchase consideration adjustments (1)	(21,991)
Equity consideration:
Total Kodiak shares issued as consideration	2,401
Kodiak share price on March 2, 2026	$56.86
Total equity consideration (2)	$136,537

Total consideration	$689,545

(1)

Purchase consideration adjustments reflect estimated changes in net working capital from the baseline to ensure adequate operating liquidity at closing (with post-closing true-up), anticipated interim period growth capex between signing and closing, and estimated transaction-related closing costs.

(2)

Reflects the issuance of 2.4 million shares of Kodiak common stock to the Sellers to partially finance the Acquisition at $56.86 per share (the closing price of Kodiak’s stock price on March 2, 2026), for total stock consideration of $136.5 million. A $1.00 increase or decrease in Kodiak’s common stock price would increase or decrease the stock consideration received by the Sellers and goodwill by $2.4 million, respectively.

The preliminary estimated purchase price is allocated as follows:

Net Assets Identified (in thousands)	Fair Value
Intangibles (3)	$30,000
Property, plant, and equipment (1)	350,084
Goodwill	314,124
Current assets	29,531
Non-current assets	1,266
Deferred tax liabilities
Other current liabilities	(28,796)
Other non-current liabilities	(6,664)

Total Fair Value	$689,545
Value Conveyed
Purchase Consideration (2)	$689,545

Total Purchase Consideration	$689,545

(1)

The Property, plant, and equipment fair value was primarily related to turbine generators and reciprocating engine generators, which accounted for 86.7% of the balance. The estimated weighted average remaining useful life of turbine generators and reciprocating engine generators was 23 years.

(2)	Purchase consideration was provided in the form of cash and equity, as reflected in the table above.

(3)	Intangible assets were comprised of the following:

Asset type	Fair value (in thousands)	Useful Life	Valuation methodology
Customer Relationships . . . . . . . .	$30,000	10 years	Multi-period Excess Earnings

	$

The estimated purchase price was allocated among the identified assets to be acquired. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by DPS. This was considered appropriate based on the determination that the Acquisition would be accounted for as a business combination under ASC 805. The estimates of, and assumptions related to, fair value of assets acquired and liabilities assumed as of the closing date of the Acquisition are based upon preliminary valuation assumptions believed by management to be reasonable, but which are inherently uncertain and unpredictable. Such assumptions are based on currently available information and market date as of March 2, 2026. Because the unaudited pro forma combined consolidated financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

B. Reflects the payment of estimated transaction costs of $7.0 million, including certain legal, accounting, investment banking, due diligence, and other related costs.

C. Reflects the drawdown of $561.0 million of debt under Kodiak’s ABL Facility upon the closing of the Acquisition and related transactions. The ABL Facility is expected to be used upon closing of the Acquisition and related transactions to pay down DPS’s outstanding long-term debt, as presented at adjustment (A).

4.	Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made related to the unaudited pro forma condensed combined statement of operations as of December 31, 2025.

AA. Reflects the adjustment to record (i) interest expense related to the amounts funded under the Kodiak ABL Facility as part of the Acquisition and (ii) the elimination of historical interest expense associated with the elimination of DPS’s outstanding debt, presented at adjustment (A). A change of 1/8 percent in the assumed interest rate would change pro forma interest expense, and consequently pro forma income before income taxes, by approximately $0.4 million for the year ended December 31, 2025. The effect on pro forma net income and pro forma basic and diluted earnings per share for these periods would not be significant.

BB. Reflects the adjustment in depreciation and amortization expense related to assets that will be stepped up in basis as a result of the Acquisition. The intangibles are comprised of customer relationships, which were adjusted to fair value based on the purchase price allocation reflected at adjustment (A). The depreciation and amortization expense was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different assets.

CC. Reflects the tax impact of transitioning DPS, which was previously a pass-through entity for tax purposes, into taxable entities, calculated using the statutory income tax rate of 21%.

DD. Reflects transaction costs associated with the Acquisition, as presented at adjustment (B). This charge is not expected to recur in the twelve months following closing.

EE. The historical financial statements of DPS have been reclassified to conform to the presentation of Kodiak. To conform, depreciation expense of DPS has been reclassified from ‘Cost of operations’ to ‘Depreciation and amortization’ in the unaudited pro forma condensed combined statement of operations. This reclassification adjustment does not impact total revenues, income from operations or net income for the period presented.

5.	Unaudited Pro Forma Net Income Per Share

Unaudited basic pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period. Unaudited diluted pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the weighted average number of common shares outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on net income per share.

Pro forma net income per share—basic and diluted

For the Year Ended December 31, 2025 (in thousands, except per share amounts)
Numerator:
Pro forma net income (loss) attributable to common shareholders	$68,497
Less: Dividends paid and earnings allocated to non-forfeitable RSUs	(2,016)
Pro forma net income – basic and diluted	$66,481
Denominator:
Pro forma weighted average shares outstanding—basic (1)	89,600
Pro forma weighted average shares outstanding—diluted (1)	90,924
Pro forma earnings per share attributable to common shareholders:
Basic	$0.74
Diluted	$0.73

(1)

The pro forma weighted average number of shares outstanding during the period uses the historical weighted average shares outstanding as of December 31, 2025, as adjusted for the shares to be issued on the Closing Date.